Exhibit 18(b)

March 24, 2006

Delhaize America, Inc.

Post Office Box 1330

Salisbury, North Carolina 28145

Dear Sirs/Madams:

We have audited the consolidated financial statements of Delhaize America, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and January 1, 2005, and for each of the three years in the period ended December 31, 2005, included in your Annual Report on Form 10-K as of December 31, 2005 to the Securities and Exchange Commission and have issued our report thereon dated March 24, 2006, which report expresses an unqualified opinion and includes an explanatory paragraph relating to (i) the Company’s early adoption in 2005 of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, (ii) the Company’s change in its method of accounting for inventory in 2003 from the retail method to the average item cost method and (iii) the Company’s change in its method of accounting for vendor consideration received in 2003 to comply with Emerging Issues Task Force Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. Note 6 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2005 of the change in the measurement date for the Company’s pension and other postretirement benefit plans from September 30 to December 31. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP